Exhibit 10.21

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is made effective as of this 27th day of February, 2008 (the “Effective Date”), by and among Aventine Renewable Energy Holdings, Inc. (“Aventine”), formerly known as CP RS Holdings, Inc. (“CP RS Holdings”), and each of their respective predecessors, successors, assigns, affiliates, parents and subsidiaries, including, but not limited to, Nebraska Energy LLC (“NELLC”), (Aventine, NELLC and such other parties collectively, “Claimant”), and The Williams Companies, Inc. (“Williams”), Williams Energy Services, LLC (“WES”), and each of their respective predecessors, successors, affiliates, parents and subsidiaries (Williams, WES and such other parties collectively, the “Released Parties”).  Claimant and Released Parties are sometimes referenced collectively herein as the “Parties.”

WITNESSETH

In consideration of the mutual covenants, promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Scope and Intent

1.1                               The Claims.  Pursuant to that certain Purchase Agreement dated as of February 19, 2003, among CP RS Holdings (now known as Aventine), Williams, and WES (the “Purchase Agreement”), Aventine acquired 100% of the then-issued and outstanding limited liability company interests of Williams Bio-Energy, LLC (now known as Aventine Renewable Energy, LLC).  Williams Bio-Energy, LLC, on the date of the execution of the Purchase Agreement, owned a majority interest in NELLC, which at the time owned and operated that certain ethanol production facility located in Aurora, Nebraska (the “Aurora Plant”).  Pursuant to the terms of the Purchase Agreement, Williams and WES agreed to retain certain scheduled liabilities and made certain representations and warranties with respect to the assets of Williams Bio-Energy, LLC, including the Aurora Plant.  On April 7, 2005, the District Court of Hamilton County, Nebraska, entered that certain Consent Decree in Case No. CI 05-41 (the “Aurora Consent Decree”) requiring, among other things, the implementation of an air pollution control technology plan with respect to the Aurora Plant.  Claimant has asserted, under the terms of the Purchase Agreement, claims for indemnification and demands that Williams and WES pay for certain costs and expenses allegedly incurred by Claimant in connection with the Aurora Plant arising from or relating to the Aurora Consent Decree, including such costs and expenses presented in that certain Aventine’s Report on Nebraska Energy LLC Consent Decree Project dated October 17, 2007 (such claims for indemnification and demands collectively, the “Aurora Consent Decree Claims”).

1.2                               Resolution.  Subject to the terms of this Agreement, it is the intention and desire of Claimant and Released Parties to fully and finally settle, compromise and resolve, in good faith, all claims Claimant may have now or in the future related to the Aurora Consent Decree.  None of the Parties admits any liability and both are entering into this Agreement solely to avoid the cost, risk and uncertainty of litigation or other proceedings necessary to resolve such claims Claimant may have now or in the future related to the Aurora Consent Decree.  From the point of execution forward, Claimant is responsible for all costs, expenses, defense of claims and any other matters whatsoever relating to the Aurora Consent Decree and the administration thereof, and shall not seek any further indemnity or cost contribution for any matter related thereto, regardless of whether or not the issue was known at the time of execution of this Agreement.

2.             Agreement

2.1                               Payment to Claimant.  On or before February 29, 2008, Released Parties shall pay to or for the account of Claimant the aggregate sum of Three Million Thirty-Nine Thousand Ninety-Three and 68/100 United States Dollars (US$3,039,093.68) (the “Settlement Amount”) by wire transfer of such Settlement Amount to the following account:

JPMorgan Chase Bank
ABA# 021000021
55 Water Street
New York, NY 10041

Account Name —
Account#

2.2                               Release.  Effective upon timely payment in full of the Settlement Amount by Released Parties, Claimant does hereby release, relinquish, remise and forever discharge each of the Released Parties from and against all liability for any and all debts, obligations, promises, covenants, agreements, contracts, controversies, suits, actions, causes of action, judgments, damages, costs, expenses, attorneys’ fees, demands or claims of any kind or sort, whatsoever or however arising, now or in the future, whether asserted or unasserted, arising from or in any way relating to the Aurora Consent Decree or the Aurora Consent Decree Claims.

3.             Miscellaneous

3.1                               Governing Law.  This Agreement and any other documents referred to herein shall be governed by, construed and enforced in accordance with the substantive laws of the State of New York.

3.2                               Benefit and Burden.  This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective representatives, successors and assigns.

3.3                               Survival of Provisions of Agreement.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and every effort shall be made to obtain judicial revision of such provision held invalid, illegal or unenforceable to the fullest extent permitted by applicable law and consistent with the intent expressed by the Parties to this Agreement.

3.4                               Entire Agreement.  All agreements, covenants, representations and warranties, express and implied, oral and written, of the Parties hereto concerning the Aurora Consent Decree and the Aurora Consent Decree Claims are contained herein.  No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any Party hereto to any other party concerning the Aurora Consent Decree and the Aurora Consent Decree Claims.  All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the Aurora Consent Decree and the Aurora Consent Decree Claims are merged herein.  This is an integrated agreement.  Except as expressly provided herein, nothing in this Agreement shall change, modify, alter, amend, release, supersede or otherwise affect in any way the Purchase Agreement.

3.5                               Independent Advice of Counsel; No Reliance.  All Parties represent and declare that in executing this Agreement they relied solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any representations or statements governing any matter made by any other Parties hereto or by any person representing any of such other Parties hereto except as shall have been expressly made in this Agreement.

3.6                               Tax Liability.  The Parties agree that they shall not have any responsibility whatsoever to any other Party to this Agreement for the tax liability or consequences, if any, arising from this Agreement.

3.7                               No Other Claimant.  Claimant hereby represents and warrants that, as of the Effective Date, it has not assigned or transferred to any other person or entity any part of the rights and obligations of CP RS Holdings under the Purchase Agreement and that no other person or entity has any right to bring or pursue against the Released Parties any claims under such Purchase Agreement relating to the Aurora Consent Decree or the Aurora Consent Decree Claims.  To the extent that any person or entity not a party to this Agreement shall bring a claim or assert a demand under, by or through Claimant against a Released Party with respect to any liability of a Released Party under the Purchase Agreement for the Aurora Consent Decree and the Aurora Consent Decree Claims (a “Third Party Claim”), Claimant shall defend and indemnify such Released Party from and against all liability, losses and expenses incurred in connection with such Third Party Claim.

3.8                               Authorization.  The Parties represent and warrant that they are duly and lawfully authorized to enter into this Agreement.  The signatories hereto represent and warrant that they have all requisite authority to bind their respective companies to the terms of this Agreement.

3.9                               Voluntary Agreement.  All Parties further represent and declare that they have carefully read this Agreement and know the contents thereof and that they sign the same freely and voluntarily.

3.10                        Captions.  Paragraph titles or captions contained in this Agreement are used for convenience or reference only and are not intended to and shall not in any way enlarge, define, limit, extend or describe the rights or obligations of the Parties or affect the meaning or construction of this Agreement, or any provision hereof.

3.11                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original.  Such counterparts, when taken together, shall constitute but one agreement.

3.12                        Execution By Facsimile or Electronic Mail.  Execution of this Agreement via facsimile or by electronic mail shall be effective, and signatures received via facsimile or by electronic mail shall be binding upon the Parties hereto and shall be effective as originals.

3.13                        No Construction Against Any Party.  Each Party is cooperating in the drafting and preparation of this Agreement.  Hence, in any construction being made of this Agreement, the same shall not be construed either for or against any Party.

3.14                        Settlement is Final.  Subject to the terms of this Agreement, each Party is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the Aurora Consent Decree and the Aurora Consent Decree Claims.  Nevertheless, it is the intention of the Parties hereto to fully, finally and forever settle all such matters and all claims relative thereto, which now exist or may exist.  In furtherance of such intention, the release set forth in paragraph 2.2 above shall be given and remain in effect as a full release of all such matters set forth in paragraph 2.2 notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

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[SIGNATURES ON FOLLOWING PAGE]

                In witness whereof, this Agreement has been executed by and on behalf of each of the Parties by their duly authorized representatives effective as of the date first written above.

AVENTINE	RENEWABLE	ENERGY
HOLDINGS, INC.

By:	/s/ Lynn K. Landman
Name:	Lynn K. Landman
Title:	VP, General Counsel & Secretary

THE WILLIAMS COMPANIES, INC.

By:	/s/ James J. Bender
Name:	James J. Bender
Title:	Senior Vice President

WILLIAMS ENERGY SERVICES, LLC

By:	/s/ Craig Rainey
Name:	Craig Rainey
Title:	Asst. Secretary